Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC APPOINTS JOSEPH MELOHN AS BOARD MEMBER

Jericho, NY – August 1, 2022 - Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (the “Bank”), today announced Joseph Melohn was appointed to the Boards of Directors of both the Company and the Bank, effective July 28, 2022.

Mr. Melohn is a private investor and entrepreneur. Since 2006, Mr. Melohn has served as the President of The Expansion Group Inc., and Expansion VC a venture capital firm focused on early and growth stage companies. His responsibilities include managing and supervising a real estate portfolio and all family office investments. Mr. Melohn has invested in technology, energy, and consumer marketplace companies, as well as having worked with many funds in the asset-based lending sector.

“Mr. Melohn’s extensive experience in the financial and technology verticals make him an ideal addition to our Board of Directors,” said Andrew C. Sagliocca, Chief Executive Officer and President.

“I am honored to join the board of a forward thinking financial institution that provides high quality services enabled by innovative technology,” said Joseph Melohn, Board Member.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002 / eric.bader@esqbank.com